Exhibit 99.1

Shattuck Labs Reports Second Quarter 2025 Financial Results and Recent Business Highlights
–Submitted Investigational New Drug (IND) application to evaluate SL-325 in a Phase 1 clinical trial in healthy volunteers; clearance expected in Q3 2025 –
– On track to dose first participant in Phase 1 clinical trial for SL-325 in Q3 2025 –
– Cash balance of approximately $50.5 million at end of Q2 2025 –
– Aggregate proceeds from recent oversubscribed private placement of up to $103 million, less offering expenses, expected to fund operations into 2029 –
AUSTIN, TX and DURHAM, NC, August 14, 2025 – Shattuck Labs, Inc. (Shattuck or the Company) (NASDAQ: STTK), a biotechnology company pioneering the development of novel therapeutics targeting tumor necrosis factor (TNF) superfamily receptors for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the second quarter ended June 30, 2025 and provided recent business highlights.
“The second quarter of 2025 was a productive period for Shattuck, as we prepared and successfully submitted an IND application to the U.S. Food & Drug Administration (FDA),” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “We expect to begin enrollment in our Phase 1 clinical trial, subject to regulatory alignment, in healthy volunteers later this quarter, and to complete the trial during the second quarter of 2026. Following our recent private placement, led by OrbiMed, we are in a strong position and expect to transition seamlessly into multiple Phase 2 clinical trials for our lead asset, SL-325, and fund our operations into 2029.”
DR3 Program Development in 2025
•Shattuck’s lead product candidate, SL-325, is a potentially first-in-class DR3 blocking antibody for the treatment of IBD and other inflammatory and immune-mediated diseases. Recent updates and anticipated upcoming milestones for SL-325 include:
•An IND was submitted to the FDA for SL-325 in July 2025; clearance expected in the third quarter of 2025.
•Phase 1 clinical trial will evaluate safety, tolerability, immunogenicity and pharmacokinetics in healthy volunteers, and determine the recommended Phase 2 dose and dosing schedule of SL-325. Subject to regulatory alignment, dosing of the first participant in the single-ascending dose (SAD) portion of the trial is expected in the third quarter of 2025, and the multiple-ascending dose (MAD) portion of the trial is expected to commence in the fourth quarter of 2025.
•Phase 1 enrollment of the SAD and MAD portions of the clinical trial is expected to be completed in the second quarter of 2026.
•Shattuck continues to develop multiple preclinical DR3-based bispecific antibodies, which are designed to inhibit both the DR3/TL1A axis and other biologically relevant targets for the treatment of patients with IBD. Shattuck plans to nominate a lead bispecific candidate from its preclinical pipeline in 2025.
Recent Events
•Shattuck participated in the 24th Annual Needham Virtual Healthcare Conference on April 9, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs presented at the conference. Details are on the Events & Presentations section of the Company’s website.
•Shattuck participated in the Leerink Partners Therapeutics Forum: I&I and Metabolism on July 8, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs presented at the conference. Details are on the Events & Presentations section of the Company’s website.
Upcoming Events

•Shattuck plans to attend the following investor conference. Details will be included on the Events & Presentations section of the Company’s website.
◦H.C. Wainwright 27th Annual Global Investment Conference, September 8-10, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs will provide a corporate presentation, and management will participate in one-on-one meetings.
Second Quarter 2025 Financial Results
•Cash and Cash Equivalents and Investments: As of June 30, 2025, cash and cash equivalents and investments were $50.5 million, as compared to $105.3 million as of June 30, 2024.
•Research and Development (R&D) Expenses: R&D expenses were $8.7 million for the quarter ended June 30, 2025, as compared to $19.2 million for the quarter ended June 30, 2024.
•General and Administrative (G&A) Expenses: G&A expenses were $4.4 million for the quarter ended June 30, 2025, as compared to $5.3 million for the quarter ended June 30, 2024.
•Net Loss: Net loss was $12.5 million for the quarter ended June 30, 2025, or $0.24 per basic and diluted share, as compared to a net loss of $21.6 million for the quarter ended June 30, 2024, or $0.42 per basic and diluted share.
Financial Guidance
As of June 30, 2025, cash and cash equivalents were approximately $50.5 million, which does not include the anticipated net proceeds from the private placement announced on August 5, 2025. The total anticipated proceeds from the oversubscribed private placement of up to approximately $103 million, less offering expenses, combined with current cash and cash equivalents, are expected to fund operations into 2029. The closing of the private placement is contingent upon the IND clearance for SL-325 and the satisfaction of other customary closing conditions. Shattuck intends to use the anticipated net proceeds from the private placement (including the potential proceeds to be received upon the full exercise of the accompanying common stock warrants) for the clinical development of SL-325, including multiple Phase 2 clinical trials in Inflammatory Bowel Disease (IBD) and potentially another autoimmune disease, and for general corporate purposes. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potential first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrate high affinity binding and superior activity over TL1A antibodies, and offer a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. Shattuck expects to commence a Phase 1 clinical trial in healthy volunteers in the third quarter of 2025.
About Shattuck Labs, Inc.
Shattuck Labs, Inc. (Nasdaq: STTK) is a biotechnology company specializing in the development of potential treatments for inflammatory and immune-mediated diseases. The Company is developing a potentially first-in-class antibody for the treatment of inflammatory bowel disease (IBD) and other inflammatory and immune-mediated diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor therapeutics come together in its lead program, SL-325, a potentially first-in-class DR3 antagonist antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding: the aggregate amount of proceeds to be received from the private placement, including whether the common stock warrants will be exercised and provide the Company with additional capital; the closing of the private placement and associated satisfaction of closing conditions, including with respect to clearance of the Company’s IND; the use of proceeds from the private placement; expectations regarding the timing for enrollment of and dosing of patients in the Phase 1 trial for SL-325; the anticipated timing for completion of the Phase 1 trial for SL-325; expectations regarding the results of the Phase 1 trial for SL-325; anticipated Phase 2 clinical trials for SL-325; anticipated timing for nomination of an additional development candidate from the Company’s preclinical pipeline; and the time period over which our capital resources will be sufficient to fund our anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Shattuck’s filings with the SEC), many of which are beyond the Company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility; expected results of the Company’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of the Company’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals, including FDA clearance of our IND filing, which is a closing condition for the Company’s private placement; Shattuck’s expectations regarding the overall benefit of the strategic prioritization of its pipeline; liquidity and capital resources; and other risks and uncertainties identified in Shattuck’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent disclosure documents filed with the SEC. The Company claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.
Investor & Media Contact:
Conor Richardson
Vice President of Investor Relations
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

SHATTUCK LABS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$50,467	$57,387
Investments	—	15,600
Prepaid expenses and other current assets	4,208	6,228
Total current assets	54,675	79,215
Property and equipment, net	7,947	9,812
Other assets	1,749	2,022
Total assets	$64,371	$91,049

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$475	2,419
Accrued expenses	4,861	6,498
Total current liabilities	5,336	8,917
Non-current operating lease liabilities	2,016	2,506
Total liabilities	7,352	11,423
Stockholders’ equity:
Common stock	5	5
Additional paid in capital	464,893	461,339
Accumulated other comprehensive income	1	2
Accumulated deficit	(407,880)	(381,720)
Total stockholders' equity	57,019	79,626
Total liabilities and stockholders' equity	$64,371	$91,049

SHATTUCK LABS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Collaboration revenue	$—	$1,609	$—	$2,724
Operating expenses:
Research and development	8,680	19,239	18,599	35,503
General and administrative	4,352	5,332	8,822	10,227
Expense from operations	13,032	24,571	27,421	45,730
Loss from operations	(13,032)	(22,962)	(27,421)	(43,006)
Other income	574	1,410	1,261	2,950
Net loss	$(12,458)	$(21,552)	$(26,160)	$(40,056)
Unrealized gain (loss) on investments	1	9	(1)	(9)
Comprehensive loss	$(12,457)	$(21,543)	$(26,161)	$(40,065)

Net loss per share – basic and diluted	$(0.24)	$(0.42)	$(0.51)	$(0.79)
Weighted-average shares outstanding – basic and diluted	51,002,247	50,791,241	50,984,031	50,678,818